Exhibit 99.1

FOR IMMEDIATE RELEASE

Approved By:

Jim Hartman (763) 559-2613

Enpath Medical, Inc.

Contacts:	Investors EVC Group Doug Sherk (415) 896-6820 Jennifer Beugelmans (415) 896-6820 Media EVC Group Chris Toth (415) 896-6820

Enpath Medical Reports Full Year 2004 Sales Growth of 50%

Fourth Quarter Revenue In Line with Previous Guidance

European Rollout of Myopore™ Rx Expected in Second Quarter of 2005

MINNEAPOLIS/February 23, 2005—Enpath Medical, Inc. (NasdaqNM: NPTH) today reported financial results for the fourth quarter and the year ended December 31, 2004.

Sales increased 20% in the fourth quarter of 2004 to $7.8 million compared with $6.6 million in the fourth quarter of 2003.  For the full year 2004, sales rose 50% to $29.5 million compared with $19.6 million in the prior year.  Fourth quarter and full year 2004 results include sales of $2.0 million and $8.5 million, respectively, from the Company’s acquisition of its Lead Technologies operations, which closed on October 23, 2003.  The Company reported 2003 sales of $2.5 million from the date of the Lead Technologies operations acquisition to the end of 2003.

Enpath Medical reported net income for the fourth quarter of $37,000, or $.01 per share, compared with a net loss of $1.2 million, or $.22 per share in the fourth quarter of 2003.  The fourth quarter of 2003 included a $2.7 million write-off of purchased in-process research and development expense related to the acquisition of its Lead Technologies operation.  For the full year 2004, the Company reported a net loss of $1.3 million, or $0.22 per share, which included a $2.8 million asset impairment charge related to the Company’s safety needle license and equipment, compared with net income of $309,000 or $.06 per diluted share for the prior year which included the $2.7 million purchased in-process research and development expense write off discussed above.

“2004 has been a very busy year for us as we fully integrated our acquisition of the Lead Technologies operation and further developed our innovative delivery systems technology,” said James D. Hartman, chairman and CEO.  “As a result, sales of delivery systems products increased 23% in 2004 to nearly $21 million, with growth being led by our introducer and advanced delivery products. Fourth quarter sales of delivery systems products increased 47% to $5.9 million.  Gross margins in the delivery systems product line increased from 42.5% in 2003 to nearly 45% in 2004 as a result of increased production levels and improved efficiencies.  We are also very excited about the progress we continue to make in our partnerships with a variety of leading medical device companies in integrating our steerable introducers with a number of new and exciting minimally invasive therapies.   The release and commercialization of our steerable delivery systems technology will be a key to our future profitable growth.

“Our Lead Technologies Division had a challenging year,” continued Mr. Hartman.  “Year-over-year sales declined primarily due to a substantial reduction in sales of an accessory product line to one of our major customers, and the execution of our strategy to discontinue several low margin contract manufacturing jobs.  In executing our long-term strategy to focus on proprietary products with higher margins, we increased sales of our proprietary products by 14% or $489,000 during the year when compared to all of 2003, and by 28% in the fourth quarter of 2004 compared to the previous year’s fourth quarter.  As expected, with the lower overall Lead Technologies sales, gross margins in this product line declined from 28.8% in 2003 to 20.6% in 2004.”

“Research and Development expenses increased to $4.7 million, or 16.0% of sales, compared with $2.0 million, or 10.1% in 2003.  Only $223,000 of the Lead Technologies research and development expenditures were included in 2003 results whereas 2004 includes more than $2.0 million of these expenses,”   Hartman stated.  “This significant increase in research and development expenses as a percentage of sales was directly attributable to the work necessary to submit the Company’s first Pre-Market Approval (PMA) application with the Food and Drug Administration (FDA) for the Myopore Rx™ steroid epicardial lead.  Selling, general and administrative (SG&A) expenses grew to $5.4 million, or 18% of sales compared with $3.1 million, or 16% of sales, in 2003.  While the Company was more active in physician-based tradeshows in 2004, which modestly increased selling expenses, the primary reason for the increase in SG&A expenses was the operating of the Lead Technologies division for the entire year.  Professional fees have also increased as the Company prepares to meet its Sarbanes-Oxley internal control compliance requirements.”

The Company also stated that it has determined the amount of the second and final contingent payment to BIOMEC, Inc. related to its acquisition of BIOMEC Cardiovascular Inc., which became the Company’s Lead Technologies Division, in October 2003.  The payment total is $489,000 and is due March 31, 2005.  Of this amount, 20% will be paid in cash and 80% will be in the form of approximately 33,800 shares of stock valued at $11.56.

2005 Plans and Guidance

“We are currently focused on a number of initiatives related to our advanced delivery systems steerable introducer product line,” continued Mr. Hartman.  “Three of our partner companies have begun or will soon begin clinical trials of their therapies utilizing our steerable device.  We expect at least one, if not all three, to be in a position to begin commercially marketing their product in the second half of 2005.  We are also awaiting a response from the FDA on our 510k application, filed in December 2004 for marketing clearance of our own steerable introducer device, which has been designed for a wide variety of clinical applications.  We are actively working with a number of large OEM companies who have expressed interest in capitalizing on these clinical opportunities through their own hospital distribution channels.  We expect to secure these partners in the very near future.”

“Looking ahead throughout 2005, our pending FDA submission for our Myopore Rx Steroid Epicardial Lead has created some uncertainty in our outlook,” continued Mr. Hartman.  “As noted in our release on January 13, 2005, the FDA has responded to our initial filing with a request for additional information as it considers approval.  We have submitted that data and are now awaiting a response from the FDA regarding the adequacy of the material.  If the FDA concludes that the data meets its expectations, we will incorporate it into the formal application and re-submit for FDA formal approval.  The timetable for this process is uncertain and it is possible the delay could extend into the second half of the year.  With a potential lengthy delay impacting the timing of the launch, we believe it is appropriate to revise our revenue guidance for 2005 to a range of $32.5-$34 million and our earnings guidance to $.25-$.35 per diluted share.  If the timetable becomes more favorable, we will communicate revisions accordingly.  One of the original distribution partners for the Myopore Rx has informed us that it intends to terminate its agreement with us if the delay extends beyond early March.  However, this partner has indicated that it will continue to purchase our current epicardial lead for the foreseeable future.  We do not anticipate the loss of this distribution partner for the Myopore Rx to have a material impact on 2005 revenue.

“Despite the uncertainty surrounding the FDA approval, we continue to work diligently on other markets and applications for our innovative technology,” continued Mr. Hartman.  “We expect to receive European Union approval for our Myopore Rx Steroid Epicardial Lead in the next several weeks.  We also continue to refine the design of the FasTac Flex delivery tool for the epicardial lead and expect to be ready to launch that product in the US sometime in the second quarter with or without FDA approval for the Myopore Rx.

The Company also reiterated that sales in the first quarter of 2005 would be less than in the fourth quarter of 2004 due to the timing of orders from several key customers and that the Company expects to incur a loss in the first quarter due to the lower sales and the added costs of responding to the FDA.

Conference Call Today

The Company will host a conference call today at 1:30 PM, CST/2:30 EST to discuss its financial results, outlook for 2005 and current corporate developments.  To participate in the call dial (800) 240-5318, provide the Company name and Jim Hartman as the Leader’s name.  International participants may access the call live by dialing (303) 262-2211.  A live webcast can be accessed on the Enpath Medical website, www.enpathmed.com, by clicking on the 4th Quarter 2004 Earnings Call icon. A taped replay of the call will be available approximately one hour after the conclusion of the call until March 2, 2005, by calling (800) 405-2236 (domestic participants) or (303) 590-3000 (international participants) and referencing passcode 11023921#.  An audio replay of the webcast will be archived on the Enpath website for one year.

About Enpath Medical, Inc.

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation lead technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K .  Among the factors that could cause results to differ materially are the following: the ability of Enpath to complete the integration of the Leads Technologies operation; Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to complete development of its Myopore Rx steroid epicardial lead and Fastac Flex delivery tool and obtain FDA and European approval to market these devices; the ability of Enpath and its distribution partners to successfully introduce the Myopore Rx and Fastac Flex; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products; Enpath’s ability to effectively manufacture its products, including the new Myopore Rx steroid lead and the Fastac Flex delivery device, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Consolidated Condensed Balance Sheets

	12/31/04	12/31/03

Assets
Cash and cash equivalents	$362,625	$1,067,935
Inventory, receivables and prepaids	8,514,675	8,076,800
Other current assets	504,683	255,931
Property, plant and equipment, net	5,176,086	6,861,748
Goodwill	9,593,662	8,984,824
Intangible assets with finite lives, other	7,016,009	8,313,656
Total Assets	$31,167,740	$33,560,894
Liabilities & Shareholders’ Equity
Current liabilities	$4,162,001	$4,842,297
Long-term liabilities	3,230,882	5,728,303
Shareholders’ equity	23,774,857	22,990,294
Total Liabilities & Shareholders’ Equity	$31,167,740	$33,560,894

Consolidated Income Statements

	Three Months Ended		Twelve Months Ended
	Dec 31, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003

Sales	$7,833,316	$6,555,800	$29,489,034	$19,603,441
Cost of sales	4,985,022	4,101,477	18,318,793	11,626,944
Gross profit	2,848,294	2,454,323	11,170,241	7,976,497

Operating expenses:
Research and development	1,434,111	785,910	4,730,013	1,987,122
Selling, general and administrative	1,386,525	1,101,294	5,415,287	3,082,446
Purchased in-process research & development	0	2,650,000	0	2,650,000
Safety needle asset impairment	0	0	2,809,199	0
Total operating expenses	2,820,636	4,537,204	12,954,499	7,719,568

Operating income (loss)	27,658	(2,082,881)	(1,784,258)	256,929

Other income (expense):
Interest expense	(59,000)	(38,980)	(205,636)	(51,727)
Interest income	0	3,383	1,613	39,787
Other	(3,986)	(6,558)	(6,907)	(8,873)
Total other income (expense)	(62,986)	(42,155)	(210,930)	(20,813)

Income (loss) before income taxes	(35,328)	(2,125,036)	(1,995,188)	236,116
Income tax benefit (expense)	72,323	946,099	698,822	72,641
Net Income (loss)	$36,995	$(1,178,937)	$(1,296,366)	$308,757

Earnings (loss) per share
Basic	$0.01	$(0.22)	$(0.22)	$0.06
Diluted	$0.01	$(0.22)	$(0.22)	$0.06

Weighted average shares
Basic	5,886,247	5,461,859	5,843,103	4,917,623
Diluted	6,104,760	5,461,859	5,843,103	5,168,675